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                                                                    EXHIBIT 12.1


                     STATEMENT REGARDING THE COMPUTATION OF
           RATIO OF FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

                                                  Nine months to                     Fiscal year ended December 31
                                                  September 30, 2004     2003          2002        2001       2000        1999
                                                 -----------------------------------------------------------------------------------
Earnings per Financial Statements                857,214               1,417,482     76,549      (146,414)   542,982    364,963
Add (deduct):

     Provision for income taxes                  304,082               278,347       (115,688)   (90,951)    93,908     28,684

     Fixed charges                               158,418               205,758       215,161     219,849     242,783    126,138
                                                 -----------------------------------------------------------------------------------
Earnings for Computation
                                                 1,319,714             1,901,587     176,022     (17,516)    879,673    519,785
                                                 ===================================================================================

FIXED CHARGES

Interest Expense                                 139,668               177,425       193,494     199,182     221,450    105,138

One third of payments under operating leases     18,750                28,333        21,667      20,667      21,333     21,000
                                                 -----------------------------------------------------------------------------------
  Total Fixed Charges
                                                 158,418               205,758       215,161     219,849     242,783    126,138
                                                 ===================================================================================

Ratio of Earnings to Fixed Charges               8.3x                  9.2x              (1)         (2)     3.6x       4.1x
                                                 ===================================================================================
Preferred Share Dividends                                                                                               -
                                                 33,761                36,009        25,662      25,594      18,391
                                                 -----------------------------------------------------------------------------------
   Total Fixed Charges and
       Preferred Share Dividends                 192,179               241,767       240,823     245,443     261,174    126,138
                                                 ===================================================================================
                                                                                         (1)         (2)
Ratio of Earnings to Fixed Charges and
Preferred Share Dividends                        6.9x                  7.9x                                  3.4x       4.1x
                                                 ===================================================================================

(1) Earnings for the year ended December 31, 2002 were insufficient to cover fixed charges by $39 million and combined fixed charges and preferred share dividends by $65 million.

(2) Earnings for the year ended December 31, 2001 were insufficient to cover fixed charges by $237 million and combined fixed charges and preferred share dividends by $263 million.